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                                                                     EXHIBIT 3.8


                     CERTIFICATE OF OWNERSHIP AND MERGER
                                   MERGING
                                  ELIR CORP.
                                     INTO
                          SEARCH CAPITAL GROUP, INC.
                       (Pursuant to Section 253 of the
              General Corporation Law of the State of Delaware)



        Search Capital Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify that

        FIRST: The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the "GCL");

        SECOND: The Corporation owns all of the outstanding shares of capital stock of ELIR Corp., a Delaware corporation.

        THIRD: The Corporation, by the following resolutions of its Board of Directors, duly adopted on the 22nd day of April, 1997 (the "Resolutions"), determined to merge ELIR Corp. into itself on the conditions set forth in the
Resolutions:

                RESOLVED, that the Corporation merge (the "Merger") into itself its wholly-owned subsidiary, ELIR Corp. ("ELIR"), and assume all of ELIR's liabilities and obligations; and further

                RESOLVED, that the Chairman, President and Chief Executive Officer of the Corporation is hereby directed to make, execute and acknowledge a Certificate of Ownership and Merger (the "Certificate") setting forth, among other things, a copy of the resolution providing for the Corporation to merge ELIR into the Corporation and to assume ELIR's liabilities and obligations and the date of adoption thereof and to file the Certificate in the office of the Secretary of State of Delaware (the "Secretary"); and further

                RESOLVED, that the Merger shall become effective upon the filing of the Certificate with the Secretary in accordance with Sections 103 and 253 of the General Corporation Law of the State of Delaware (the "Effective Time"); and further

                RESOLVED, that Article FIRST of the Restated Certificate of Incorporation of the Corporation, as amended, be amended as of the Effective Time to read in its entirety as follows:

                "FIRST: The name of the Corporation is Search Financial Services Inc."

        ; and further

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                RESOLVED, that the officers of the Corporation are hereby
        authorized, for and on behalf of the Corporation, to execute, deliver, file, acknowledge and record any and all documents and instruments, and to take or cause to be taken and do or cause to be done any and all such other things, as they, or any of them, may deem necessary or desirable to effectuate and carry out the foregoing resolutions.

        FOURTH: Pursuant to the Resolutions, and in accordance with Section 253(b) of the GCL, Article FIRST of the Restated Certificate of Incorporation of the Corporation, as amended, shall, upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, be amended to read in its entirety as follows:

        "FIRST:  The name of the Corporation is Search Financial Services Inc."

        IN WITNESS WHEREOF, Search Capital Group, Inc. has caused this Certificate of Ownership and Merger to be signed by its authorized officer this 13th day of May, 1997.

                                        SEARCH CAPITAL GROUP, INC.



                                        By:   /s/ GEORGE C. EVANS
                                           ------------------------------------
                                           George C. Evans
                                           Chairman and Chief Executive Officer